Exhibit 10.1
August 8, 2011

Erik Prusch
Bellevue, WA
Dear Erik,
On behalf of Clearwire Corporation (the “Company”), I am pleased to confirm our offer to you for the role of President & Chief Executive Officer (CEO) reporting to the Board of Directors (the “Board”). Outlined below are the specific details regarding your position with the Company.

Position:	President & Chief Executive Officer (“CEO”)

Responsibilities:	As President & CEO, you will act as the Company’s Principle Executive Officer and have the duties and authorities customarily associated with the chief executive officer of a publicly-traded corporation, including, without limitation, responsibility for managing the financial and operational aspects of the business, and working closely with the Executive Chairman on strategic matters.

Board Seat:	Subject to the approval of the parties to the Equityholders’ Agreement, dated November 28, 2008, the Company will recommend to its Board that you be elected to fill the current vacancy on the Board.

Start Date:	August 8, 2011

Location:	Kirkland, WA

Base salary:	$700,000 annually (paid bi-weekly)

Bonus Target:	100% of base salary paid annually based on Company and individual performance. The actual bonus payments will be determined by the Compensation Committee of the Board (“Compensation Committee”) based on individual and Company performance. For the purposes of calculating the bonus for 2011, the bonus will not be prorated.

Stock Awards:	Your option and RSU awards will continue to vest in accordance with their terms while you are employed by the Company.

You will receive a one-time grant of 666,667 Restricted Stock Units (“RSUs”) which will vest over four years.

Starting in 2012 your annual Long-Term Incentive target value will be based on the relevant market benchmarks for the position, as approved by the Compensation Committee. The actual equity grants in current and future years will be based on Company and individual performance, subject to approval by the Compensation Committee.

Benefits:	You will continue to receive benefits consistent with those received at 12/31/2010

Time off:	You will be eligible for a total of five (5) weeks of paid time off in accordance with the company’s vacation and time off policies.

Severance Benefits/Revisions to Continuity Plan:	You will remain entitled to severance benefits as set forth in Clearwire’s 2010 Executive Continuity Plan (the “Plan”) that you entered into effective June 2010, except as expressly modified below.

You will be entitled to Regular Severance Benefits upon your voluntary termination of employment for Good Reason or if you are involuntarily terminated without Cause (as defined in the Plan). “Good Reason” shall mean (i) a significant, adverse change in your duties, authorities or responsibilities; (ii) a relocation of your principal office to a location more than thirty (30) miles from your then current office; (iii) a reduction of your base salary, bonus target or benefits from those set forth in this offer; or (iv) a breach by Clearwire of its obligations to you. In each case, an occurrence of one of the foregoing shall constitute Good Reason only if it is not corrected within twenty (20) business days following receipt by Clearwire of written notice specifying, in reasonable detail, such occurrence and why you believe it constitutes Good Reason. For the purposes of the foregoing, cash payment to you of the value of any reduced benefits shall be sufficient to prevent the occurrence of Good Reason. You acknowledge that the election of someone else as President of the Company, reporting to you as CEO, shall not constitute “Good Reason.” This paragraph replaces and supersedes paragraph 2.16 in the Plan. With respect to Article 7 of the Plan, the Company agrees to work with you in good faith to explore alternatives, including without limitation the potential restructuring of any Executive Continuity Benefits, in order to mitigate or eliminate the impact of Section 280G of the Internal Revenue Code on you, provided any such alternative does not cause the Company to incur significant additional costs.

Except as provided herein, notwithstanding any contrary provision in the Plan, the Plan shall not be terminated or amended with respect to your participation therein (or compensation or benefits thereunder) without your consent.

Should your employment be voluntarily terminated by you for Good Reason (as defined above) or involuntarily terminated by the Company without Cause (as defined in the Plan), in lieu of the benefits set forth under Section 4(iii) of the Plan, all outstanding Equity Awards (as defined in the Plan) then held by you granted on or before March 31, 2011 (including any equity received in exchange for any such Equity Awards) will become immediately vested (and with respect to RSUs, the shares of stock subject thereto shall immediately be issued to you) and shall be exercisable until the earlier of the first anniversary of your Termination Date (as defined in the Plan) and the expiration of the maximum original term of such award.
Please indicate your acceptance of this offer by signing below and returning it to Libby Wolfensperger, 4400 Carillon Point, Kirkland, WA 98033 no later than August 9, 2011.
Sincerely,
/s/ John Stanton

John Stanton
Chairman of the Board

Accepted:	/s/ Erik Prusch	Date:	August 8, 2011

Erik Prusch

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